       Exhibit 99.1

Nesco Holdings, Inc. Reports Second Quarter 2020 Financial Results

SECOND QUARTER 2020 HIGHLIGHTS
All metrics compared to Second Quarter 2019 unless otherwise noted

•Total revenue increased 9.0% to $68.5 million
•Equipment Rental and Sales (ERS) segment revenue decreased 0.5% to $53.4 million
•Parts, Tools and Accessories (PTA) segment revenue increased 64.1% to $15.1 million
•Adjusted EBITDA decreased 14.1% to $26.2 million
•Net loss increased to $13.2 million from $5.4 million
•Free cash flow increased to $14.4 million from negative $27.6 million
•Available liquidity of $83.6 million

FORT WAYNE, IN., August 6, 2020 – Nesco Holdings, Inc. (NYSE: NSCO, “Nesco” or the “Company”), a leading provider of specialty rental equipment to the electric utility, telecom and rail infrastructure end-markets, today reported financial results for the second quarter ended June 30, 2020.
Total revenue in the second quarter was $68.5 million, an increase of $5.6 million or 9.0% from the second quarter 2019, which was negatively impacted due to pandemic-related project delays, but more than offset by the acquisition of Truck Utilities.
Adjusted EBITDA was $26.2 million, a decrease of 14.1% from $30.5 million in the second quarter 2019. The decline in Adjusted EBITDA can be attributed to a combination of lower utilization and higher selling, general and administrative expenses primarily related to becoming a public company. The decline was partially offset by higher equipment sales and the acquisition of Truck Utilities. Nesco’s core rental gross profit, excluding depreciation, declined 7.4% to $32.7 million.
The Company reported a net loss of $13.2 million, compared to a net loss of $5.4 million for the same period in 2019. Additional depreciation of $2.8 million, incremental interest expense of $1.1 million and a $0.8 million charge related to the change in fair value of an interest rate collar contributed to a year-over-year increase in net loss, partially offset by a $1.5 million increase in income tax benefits due to a recovery of taxes paid in prior years as part of the CARES Act.
MANAGEMENT COMMENTARY
“Our second quarter results reflect the resiliency and sustainability of both our critical infrastructure markets and our business model,” said Lee Jacobson, Chief Executive Officer of Nesco. “Given the unprecedented economic environment, we are encouraged with our second quarter results and exceptionally proud of our dedicated team members for their tireless efforts. We continue to prioritize our team’s health and safety while delivering for our customers during this challenging period and have streamlined our business operations and reduced overhead as a result of the temporary slowdown in activity. We are focused on driving free cash flow to ensure ample liquidity to navigate through the pandemic.”
“We remain disciplined in our working capital management and curtailed capital expenditures in the latter part of the second quarter, which helped drive $14.4 million of free cash flow in the second quarter,” said Josh Boone, Chief Financial Officer of Nesco. “Our flexible business model, combined with the investments made in 2019 and the first quarter of 2020 to expand our fleet, position us to capitalize on a typically stronger back half of the year, which we expect to be bolstered by projects that were temporarily put on hold due to the pandemic. Additionally, we have over $80 million of available liquidity with no near-term debt maturities and expect to generate free cash flow for the remainder of 2020. We are in a comfortable financial position that provides flexibility to support continued growth in the business and reduce leverage. We remain committed to a long-term leverage target of 3.0x-3.5x.”

SECOND QUARTER REVENUE BY SEGMENT
All metrics compared to Second Quarter 2019 unless otherwise noted

Equipment Rental and Sales Segment (78.0% of revenue)
•Revenue decreased 0.5% to $53.4 million, compared to $53.7 million
•Equipment rental revenue decreased 4.1% to $43.0 million, compared to $44.9 million
◦Average equipment on rent decreased 0.8% to $461.1 million. The Company invested in fleet growth in 2019 and in the first half of 2020 but reduced utilization resulting from COVID-19 related project delays resulted in relatively flat equipment on rent year over year
◦Fleet utilization declined 8.9% to 71.3% due to project delays resulting from the COVID-19 pandemic
◦Rental rate per day held steady at $136.7
•Equipment sales revenue increased 18.0% to $10.4 million, elevated in part due to new dealer inventory investments in 2019
Parts, Tools and Accessories Segment (22.0% of revenue)
•Revenue increased 64.1% to $15.1 million, compared to $9.2 million
•Parts rental revenue increased 21.5% to $4.0 million primarily due to an expanded footprint of PTA locations
•Parts sales revenue increased 87.5% to $11.1 million primarily due to the acquisition of Truck Utilities

COVID-19 BUSINESS UPDATE
Nesco implemented several initiatives during the second quarter and beginning of the third quarter to reduce costs in the face of the pandemic, including a reduction in capital expenditures relative to pre-COVID planned spend, improvements in working capital, a freeze on all non-essential hiring, a headcount reduction and cuts to travel and other non-essential expenses. The Company expects to realize $2.5 million of annualized benefits from the headcount-related portion of cost cuts alone.
Nesco has taken steps to ensure the health and safety of its team members, while keeping all business and service locations operational throughout the pandemic with little to no disruptions. Nesco continues to fully support its customers’ needs to help them provide critical infrastructure maintenance and construction services and to-date has not experienced any meaningful interruptions to its supply chain.
LIQUIDITY AND CASH FLOW
The Company had cash of $5.3 million and availability of $78.3 million on its asset-based lending facility, resulting in total liquidity of $83.6 million as of June 30, 2020. Net debt outstanding, including capital leases, was $765.9 million at the end of the second quarter 2020. The Company has no near-term debt maturities, with the $385.0 million credit facility and $475.0 million senior secured notes both maturing in 2024.
Nesco reported cash flow from operating activities of $22.5 million, an increase of $21.2 million compared to second quarter in 2019. Net cash outflow from investing activities of $8.0 million declined from $28.8 million for the same period in 2019 as Nesco curtailed capital expenditures. Free cash flow increased to $14.4 million from negative free cash flow of $27.6 million in the second quarter 2019.
Average fleet count increased 12.9% to 4,615 units, compared to 4,086 units a year ago. Total net capital expenditures in the second quarter were $8.1 million. Gross capital expenditures, which include purchases of rental fleet and property and equipment, were $19.0 million. The Company received $10.9 million from sale of rental equipment and parts as well as insurance proceeds from damaged equipment. Year to date, Nesco has invested $35.3 million in net capital expenditures.
2020 OUTLOOK
As previously stated in first quarter financial results, the Company has withdrawn its previous full year 2020 guidance as a result of the unpredictable nature of the COVID-19 pandemic. The Company continues to assess the evolving situation and will update its revenue and Adjusted EBITDA outlook when there is greater visibility and economic conditions become reasonably predictable.
The Company is reintroducing its outlook for net capital expenditures to between $35 to $40 million for the full year 2020(1).
“As we look to the third quarter and the remainder of the year, we remain laser focused on driving short-term execution and disciplined capital spending while remaining committed to our long-term goals of continued growth, free cash flow generation, leverage reduction and driving shareholder value,” Mr. Jacobson said.
(1) Net capital expenditures is a non-GAAP financial measure. Please see the historical non-GAAP reconciliation tables included at the end of this press release.

NON-GAAP FINANCIAL MEASURES
The Company uses a variety of operational and financial metrics, including non-GAAP financial measures such as Adjusted EBITDA, free cash flow, fleet utilization, original equipment cost on rent, net capital expenditures, among other metrics, to enable it to analyze its performance and financial condition. The Company utilizes these financial measures to manage its business on a day-to-day basis and believes that they are the most relevant measures of performance. Some of these measures are commonly used in the specialty rentals industry to evaluate performance. The Company believes these non-GAAP measures provide expanded insight to assess revenue and cost performance, in addition to the standard GAAP-based financial measures. There are no specific rules or regulations for determining non-GAAP measures, and as such, they may not be comparable to measures used by other companies within the industry. The presentation of non-GAAP financial information should not be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The definitions of non-GAAP financial measures along with a reconciliation of non-GAAP financial information to GAAP are included in the supplemental financial schedules.
CONFERENCE CALL INFORMATION
The Company has scheduled a conference call at 8:30 A.M. Eastern Time on August 6, 2020, to discuss the second quarter 2020 financial results. The conference call can be accessed by dialing 800-920-3351 (United States) or 212-231-2922 (International) using the conference ID 21966791. A replay of the call will be available on the Company’s investor relations website at investors.nescospecialty.com.
ABOUT NESCO
Nesco is one of the largest providers of specialty equipment, parts, tools, accessories and services to the electric utility transmission and distribution, telecommunications and rail markets in North America. Nesco offers its specialized equipment to a diverse customer base for the maintenance, repair, upgrade and installation of critical infrastructure assets including electric lines, telecommunications networks and rail systems. Nesco's coast-to-coast rental fleet of over 4,500 units includes aerial devices, boom trucks, cranes, digger derricks, pressure drills, stringing gear, hi-rail equipment, repair parts, tools and accessories. For more information, please visit investors.nescospecialty.com.
FORWARD-LOOKING STATEMENTS
This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995 and within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. When used in this press release, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside Nesco’s management’s control, that could cause actual results or outcomes to differ materially from those discussed in this press release. This press release is based on certain assumptions that Nesco has made in light of its experience in the industry as well as Nesco’s perceptions of historical trends, current conditions, expected future developments and other factors Nesco believes are appropriate in these circumstances. As you read and consider this press release, you should understand that these statements are not guarantees of performance or results. Many factors could affect Nesco’s actual performance and results and could cause actual results to differ materially from those expressed in this press release. All forward-looking statements attributable to Nesco or persons acting on their behalf are expressly qualified in their entirety by the foregoing cautionary statements. Important factors, among others, that may affect actual results or outcomes include: the impact of the COVID-19 pandemic on Nesco's business and operations as well as the overall economy; Nesco’s ability to execute on its plans to develop and market new products and the timing of these development programs; Nesco’s estimates of the size of the markets for its solutions; the rate and degree of market acceptance of Nesco’s solutions; the success of other competing technologies that may become available; Nesco’s ability to identify and integrate acquisitions, including Nesco’s ability to integrate its acquisition of Truck Utilities and realize the anticipated benefits thereof; the performance and security of Nesco’s services; potential litigation involving Nesco; and general economic and market conditions impacting demand for Nesco’s services. For a more complete description of these and other possible risks and uncertainties, please refer to Nesco's Annual Report on Form 10-K for the year ended December 31, 2019, as filed with the Securities and Exchange Commission on March 16, 2020, as updated by Nesco's quarterly reports on Form 10-Q.
INVESTOR CONTACT
Josh Boone, CFO
(800) 252-0043
investors@nescospecialty.com

Nesco Holdings, Inc.
Condensed Consolidated Statements of Operations (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in $000s, except share and per share data)	2020	2019	2020	2019
Revenue
Rental revenue	$46,984	$48,125	$97,978	93,767
Sales of rental equipment	4,982	4,332	14,075	11,731
Sales of new equipment	5,418	4,480	12,995	6,830
Parts sales and services	11,097	5,918	25,176	12,019
Total Revenue	68,481	62,855	150,224	124,347
Cost of Revenue
Cost of rental revenue	14,311	12,843	28,097	23,900
Depreciation of rental equipment	19,696	16,944	39,808	33,675
Cost of rental equipment sales	3,536	3,871	11,264	10,005
Cost of new equipment sales	4,777	3,697	11,431	5,303
Cost of parts sales and services	9,224	4,471	20,584	9,321
Major repair disposals	595	384	1,295	1,146
Total cost of revenue	52,139	42,210	112,479	83,350
Gross Profit	16,342	20,645	37,745	40,997
Operating Expenses
Selling, general and administrative expenses	11,018	7,305	22,636	14,884
Licensing and titling expenses	736	583	1,557	1,236
Amortization and non-rental depreciation	800	749	1,516	1,519
Transaction expenses	227	1,559	963	4,069
Other operating expenses	1,042	629	1,758	779
Total Operating Expenses	13,823	10,825	28,430	22,487
Operating Income	2,519	9,820	9,315	18,510
Other Expense
Interest expense, net	15,949	14,850	31,963	29,843
Other (income) expense, net	783	(9)	6,804	(22)
Total other expense	16,732	14,841	38,767	29,821
Loss Before Income Taxes	(14,213)	(5,021)	(29,452)	(11,311)
Income Tax Expense (Benefit)	(1,063)	402	(333)	836
Net Loss	$(13,150)	$(5,423)	$(29,119)	(12,147)
Loss per Share:
Basic and diluted	$(0.27)	$(0.25)	$(0.59)	$(0.56)
Weighted-average-common shares outstanding:
Basic and diluted	49,033,903	21,660,638	49,033,903	21,660,638

Nesco Holdings, Inc.
Condensed Consolidated Balance Sheets (unaudited)

(in $000s, except share data)	June 30, 2020	December 31, 2019
Assets
Current Assets
Cash	$5,300	$6,302
Accounts receivable, net of allowance of $4,881 and $4,654 respectively	57,438	71,323
Inventory	32,111	33,001
Prepaid expenses and other	5,369	5,217
Total current assets	100,218	115,843
Property and equipment, net	5,795	6,561
Rental equipment, net	369,269	383,420
Goodwill and other intangibles, net	307,327	308,747
Notes receivable	626	713
Total Assets	783,235	$815,284
Liabilities and Stockholders' Deficit
Current Liabilities
Accounts payable	$14,856	$41,172
Accrued expenses	27,206	27,590
Deferred rent income	1,212	2,270
Current maturities of long-term debt	1,280	1,280
Current portion of capital lease obligations	8,080	5,451
Total current liabilities	52,634	77,763
Long-term debt, net	732,805	713,023
Capital leases	16,290	22,631
Deferred tax liabilities	13,267	12,288
Interest rate collar	8,476	1,709
Total long-term liabilities	770,838	749,651

Commitments and contingencies

Stockholders' Deficit
Common stock - $0.0001 par value, 250,000,000 shares authorized, 49,033,903 shares issued and outstanding, at June 30, 2020 and December 31, 2019	5	5
Additional paid-in capital	433,589	432,577
Accumulated deficit	(473,831)	(444,712)
Total stockholders' deficit	(40,237)	(12,130)
Total Liabilities and Stockholders' Deficit	$783,235	$815,284

Nesco Holdings, Inc.
Condensed Consolidated Statements of Cash Flows (unaudited)

	Six Months Ended June 30,
(in $000s)	2020	2019
Operating Activities
Net loss	$(29,119)	$(12,147)
Adjustments to reconcile net loss to net cash from operating activities:
Depreciation	40,369	34,176
Amortization - intangibles	1,462	1,448
Amortization - financing costs	1,515	1,380
Provision for losses on accounts receivable	1,421	1,112
Share-based payments	1,012	180
Gain on sale of rental equipment and parts	(3,838)	(3,260)
Gain on insurance proceeds - damaged equipment	(233)	(387)
Major repair disposal	1,295	1,146
Change in fair value of derivative	6,767	—
Deferred tax (benefit) expense	979	544
Changes in assets and liabilities:
Accounts receivable	10,935	(13,357)
Inventory	(4,313)	(8,864)
Prepaid expenses and other	(152)	(2,412)
Accounts payable	(6,988)	8,020
Accrued expenses and other liabilities	(385)	(683)
Unearned income	(1,058)	(1,719)
Net cash flow from operating activities	19,669	5,177
Investing Activities
Purchase of equipment - rental fleet	(55,421)	(51,734)
Proceeds from sale of rental equipment and parts	19,005	18,187
Insurance proceeds from damaged equipment	2,191	1,427
Purchase of other property and equipment	(1,089)	(3,655)
Other	87	—
Net cash flow from investing activities	(35,227)	(35,775)
Financing Activities
Borrowings under revolving credit facilities	37,574	43,000
Repayments under revolving credit facilities	(19,074)	(9,000)
Repayments of notes payable	(232)	(365)
Capital lease payments	(3,712)	(2,613)
Finance fees paid	—	20
Net cash flow from financing activities	14,556	31,042
Net Change in Cash	(1,002)	444
Cash at Beginning of Period	6,302	2,140
Cash at End of Period	$5,300	$2,584

Supplemental Cash Flow Information
Cash paid for interest	$29,502	$28,708
Cash paid for income taxes	156	240
Non-Cash Investing and Financing Activities
Transfer of inventory to leased equipment	5,203	2,618
Rental equipment and property and equipment purchases in accounts payable	2,316	19,021
Rental equipment sales in accounts receivable	2,453	623
Insurance recoveries accrued in accounts receivable	702	224

Nesco Holdings, Inc.
Adjusted EBITDA Reconciliation (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in $000s)	2020	2019	2020	2019

Net loss	$(13,150)	$(5,423)	$(29,119)	$(12,147)
Interest expense	15,949	14,850	31,963	29,843
Income tax expense (benefit)	(1,063)	402	(333)	836
Depreciation expense	19,992	17,180	40,369	34,176
Amortization expense	771	724	1,462	1,448
EBITDA	22,499	27,733	44,342	54,156
Adjustments:
Non-cash purchase accounting impact (1)	178	125	1,095	736
Transaction and process improvement costs (2)	1,639	2,183	3,718	4,693
Major repairs (3)	595	384	1,295	1,146
Share-based payments (4)	453	52	1,012	180
Change in fair value of derivative (5)	804	—	6,767	—
Adjusted EBITDA	$26,168	$30,477	$58,229	$60,911

Adjusted EBITDA is defined as net income (loss) plus interest expense, provision for income taxes, depreciation, and amortization, and further adjusted for (1) non-cash purchase accounting impact, (2) transaction and process improvement costs, including the effect of the cessation of operations in Mexico, (3) major repairs, (4) share-based payments, (5) other non-recurring items, if any, and (6) the change in fair value of derivative instruments. This non-GAAP measure is subject to certain limitations.
(1) Represents the non-cash impact of purchase accounting, net of accumulated depreciation, on the cost of equipment sold. The equipment acquired received a purchase step-up in basis, which is a non-cash adjustment to the equipment cost pursuant to our credit agreement.
(2) 2020: Represents transaction costs related to our acquisition of Truck Utilities (which include post-acquisition integration expenses incurred during the current quarterly period); 2019: Represents transaction expenses related to merger activities associated with the transaction with Capitol that was consummated on July 31, 2019. These expenses are comprised of professional consultancy, legal, tax and accounting fees. Also included are costs of startup activities (which include training, travel, and process setup costs) associated with the rollout of new PTA locations that occurred throughout the prior year into the current periods. Finally, the expenses associated with the Company's closure of its Mexican operations, which closure activities commenced in the third quarter of 2019, are also included for the 2020 periods presented. Pursuant to our credit agreement, the cost of undertakings to effect such cost savings, operating expense reductions and other synergies, as well as any expenses incurred in connection with acquisitions, are amounts to be included in the calculation of Adjusted EBITDA.
(3) Represents the undepreciated cost of replaced vehicle chassis and components from heavy maintenance, repair and overhaul activities associated with our fleet, which is an adjustment pursuant to our credit agreement.
(4) Represents non-cash stock compensation expense associated with the issuance of stock options and restricted stock units.
(5) Represents the charge to earnings for our interest rate collar (which is an undesignated hedge) in the three and six months ended June 30, 2020.

Fleet Metrics (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
(in $000s, except fleet count and rate per day)
Average equipment on rent	$461,100	$464,700	$480,400	$458,400
Average fleet count	4,615	4,086	4,621	4,000
Average fleet utilization	71.3%	80.2%	73.6%	81.1%
Average rental rate per day	$136.71	$136.67	$137.26	$137.06
OPERATIONAL AND FINANCIAL METRICS
Average equipment on rent is the average original equipment cost of units on rent during the period. The measure provides a value dimension to the fleet utilization statistics.
Average fleet count is the average number of units in the fleet during the period.
Average fleet utilization for the period is calculated as the total number of invoiced days divided by the total number of available equipment days.
Average rental rate per day for the period is calculated as total rental revenue excluding freight and damaged billings divided by the total rental days, which represents the number of billable days in the period aggregated across all units in the fleet.
These metrics have been adjusted to exclude Mexico, for which the Company commenced exit activities in the third quarter of 2019.

Segment Performance (unaudited)

	Three Months Ended June 30,			Three Months Ended June 30,
	2020			2019
	ERS	PTA	Total	ERS	PTA	Total
(in $000s)
Rental revenue	$43,025	$3,959	$46,984	$44,867	$3,258	$48,125
Sales of rental equipment	4,982	—	4,982	4,332	—	4,332
Sales of new equipment	5,418	—	5,418	4,480	—	4,480
Parts sales and services	—	11,097	11,097	—	5,918	5,918
Total revenues	53,425	15,056	68,481	53,679	9,176	62,855
Cost of revenue	21,549	10,894	32,443	19,561	5,705	25,266
Depreciation of rental equipment	18,559	1,137	19,696	15,889	1,055	16,944
Gross Profit	$13,317	$3,025	$16,342	$18,229	$2,416	$20,645

	Six Months Ended June 30,			Six Months Ended June 30,
	2020			2019
	ERS	PTA	Total	ERS	PTA	Total
(in $000s)
Rental revenue	$90,078	$7,900	$97,978	$87,762	$6,005	$93,767
Sales of rental equipment	14,075	—	14,075	11,731	—	11,731
Sales of new equipment	12,995	—	12,995	6,830	—	6,830
Parts sales and services	—	25,176	25,176	—	12,019	12,019
Total revenues	117,148	33,076	150,224	106,323	18,024	124,347
Cost of revenue	48,869	23,802	72,671	38,215	11,460	49,675
Depreciation of rental equipment	37,535	2,273	39,808	31,550	2,125	33,675
Gross Profit	$30,744	$7,001	$37,745	$36,558	$4,439	$40,997

Net Capital Expenditures (unaudited)

	Six Months Ended June 30,
(in $000s)	2020	2019
Purchase of equipment - rental fleet	$55,421	$51,734
Purchase of other property and equipment	1,089	3,655
Total Capital Expenditures	56,510	55,389
Less: Proceeds from sale of rental equipment and parts	(19,005)	(18,187)
Less: Insurance proceeds from damaged equipment	(2,191)	$(1,427)
Net Capital Expenditures	$35,314	$35,775

Free Cash Flow (unaudited)

	Six Months Ended June 30,
(in $000s)	2020	2019
Net cash flow from operating activities	$19,669	$5,177
Less: Net capital expenditures	(35,314)	(35,775)
Free Cash Flow	$(13,625)	$(28,579)